Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: February 2005

1)	Beginning of the Month Principal Receivables:	$35,030,734,394.94
2)	Beginning of the Month Finance Charge Receivables:	$835,389,808.46
3)	Beginning of the Month Discounted Receivables:	$0.00
4)	Beginning of the Month Total Receivables:	$35,866,124,203.40

5)	Removed Principal Receivables:	$0.00
6)	Removed Finance Charge Receivables:	$0.00
7)	Removed Total Receivables:	$0.00

8)	Additional Principal Receivables:	$1,381,765,794.21
9)	Additional Finance Charge Receivables:	$4,302,642.16
10)	Additional Total Receivables:	$1,386,068,436.37

11)	Discounted Receivables Generated this Period:	$0.00

12)	End of the Month Principal Receivables:	$35,408,344,439.19
13)	End of the Month Finance Charge Receivables:	$759,961,991.04
14)	End of the Month Discounted Receivables:	$0.00
15)	End of the Month Total Receivables:	$36,168,306,430.23

16)	Excess Funding Account Balance	$0.00
17)	Adjusted Invested Amount of all Master Trust Series	$31,040,571,259.66

18)	End of the Month Seller Percentage	12.34%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: February 2005

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:

	2)	30 - 59 days delinquent	381,423	$462,602,391.26
	3)	60 - 89 days delinquent	250,836	$319,263,698.61
	4)	90+ days delinquent	560,514	$746,257,813.31

	5)	Total 30+ days delinquent	1,192,773	$1,528,123,903.18

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.23%

7)	Defaulted Accounts during the Month		181,917	$179,051,527.77

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			5.90%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: February 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$5,805,425,398.23	15.58%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,183,113,406.34	14.23%

	3)	Prior Month Billed Finance Charges and Fees	$460,488,546.23
	4)	Amortized AMF Income	$42,029,408.32
	5)	Interchange Collected	$63,625,537.51
	6)	Recoveries of Charged Off Accounts	$62,577,839.44
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$628,721,331.50	20.72%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: February 2005

1)	Beginning Unamortized AMF Balance			$231,863,322.14
	2)	+ AMF Slug	$509.41
	3)	+ AMF Collections	$35,620,068.71
	4)	- Amortized AMF Income	$42,029,408.32
5)	Ending Unamortized AMF Balance			$225,454,491.94

** Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables